Contacts: FOR IMMEDIATE RELEASE
Steve Lunceford, Media Relations
703.460.5983
Steve.Lunceford@webMethods.com

Christopher Martin, Investor Relations
703.460.6609
Christopher.Martin@webMethods.com

Shelly Matincheck, Investor Relations
703.460.5822
shellym@webMethods.com

webMethods to Resume Trading Under WEBM Symbol

FAIRFAX, Va. – February 23, 2005 – webMethods, Inc. (Nasdaq: WEBME), a leading business integration software company, today announced that it has been advised by Nasdaq that its common stock will resume trading under the symbol “WEBM” effective with the commencement of trading on Friday, February 25, 2005.

The Nasdaq Listing Qualifications Panel determined that the company has satisfied Nasdaq filing requirements and will remove the fifth character “E” that was added to the company’s trading symbol on November 18, 2004 following the company’s delayed filing of its Form 10-Q for the three months ended September 30, 2004. The Panel also indicated it will continue to monitor the company to ensure timely filing of required periodic reports with the Securities and Exchange Commission and Nasdaq for all reporting periods through December 31, 2005.

About webMethods, Inc.
webMethods (Nasdaq: WEBME) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,250 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

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webMethods is a registered trademark of webMethods, Inc. in the USA and certain other countries. All other company and product names are the property of their respective owners.